AMERICAN AXLE & MANUFACTURING, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM

AMENDED AND RESTATED PLAN DOCUMENT

EFFECTIVE APRIL 1, 2018

i

5.5	Indemnification.	14

ARTICLE VI CLAIMS PROCEDURE		15
6.1	Filing of Claim.	15
6.2	Denial of Claim.	15
6.3	Appeal.	16
6.4	Review of Appeal.	16
6.5	Decision on Appeal.	16

ARTICLE VII MISCELLANEOUS		17
7.1	No Contract of Employment.	17
7.2	Non-Assignability of Benefits.	17
7.3	Withholding.	17
7.4	Amendment and Termination.	17
7.5	No Fiduciary Relationship Created.	17
7.6	Unsecured General Creditor Status of Employee.	17
7.7	Severability.	18
7.8	Offset.	18
7.9	Intent to Comply with IRC Section 409A.	18
7.10	Governing Laws.	18
7.11	Binding Effect.	18
7.12	Number and Gender.	18
7.13	Headings.	18
7.14	Entire Agreement.	18

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ARTICLE I
INTRODUCTION

American Axle & Manufacturing, Inc. (the “Corporation”) previously adopted and maintains the AMERICAN AXLE & MANUFACTURING, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM (the “Plan”) for the purpose of providing supplemental retirement benefits to employees who are eligible under the terms and conditions of this Plan.  The Plan has been amended from time to time.  The Plan is hereby amended and restated effective April 1, 2018, as follows.

1.1	Purpose of Plan.

The purpose of the Plan is to provide eligible employees of the Corporation a level of retirement benefits that result in total benefits which are competitive with benefits available to retiring executives of other major industrial companies.

1.2	“Top Hat” Pension Benefit Plan.

The Plan is an “employee pension benefit plan” within the meaning of ERISA.  However, the Plan is unfunded and maintained for a select group of management or highly compensated employees and, therefore, it is intended that the Plan will be exempt from Parts 2, 3 and 4 of Title I of ERISA.  The Plan is not intended to qualify under Code Section 401(a).

1.3	Funding.

The Plan is unfunded.  All benefits will be paid from the general assets of the Corporation, although assets may, but are not required to be placed in a grantor trust, of which the Corporation is the grantor, within the meaning of subpart E, Part I, subchapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.  Participants have no ownership, either actual or beneficial, in the assets of the trust so the trust shall not affect the unfunded status of the Plan.

1.4	Effective Date.

The original effective date of the Plan was March 1, 1994.  The Plan was previously amended and restated on August 1, 2012. The Effective Date of the Plan as now amended and restated is April 1, 2018.  The Plan is frozen as of April 30, 2018.

ARTICLE II
DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless their context clearly requires a different meaning:

2.1	Actuarial Equivalent Value.

“Actuarial Equivalent Value” for purposes of calculating the actuarial increase for a Participant who remains employed on or after attainment of age 65 means a benefit of equal value when computed on the basis of the discount rate and a unisex version of the mortality table used to calculate the Plan’s obligations as disclosed in the Corporation’s audited financial statements for the year ended immediately prior to the year for which the actuarial increase is being calculated.

“Actuarial Equivalent Value” for all other purposes under the Plan means:

(a)
In the case of a benefit payable pursuant to the Salaried Retirement Plan and, if applicable, the Albion Automotive Pension Plan, a benefit of equal value when computed on the basis of RP 2000 Unisex Mortality Table with white collar adjustments and projected improvements to 2020 using scale AA and interest rate assumption of 6.0% calculated using the date of May 1, 2018 for any Participant that would, assuming a not for Cause termination on such date, qualify under the Eligibility Criteria in Section 3.2 of this Plan.  For any Participant that would fail to qualify under such formula, such hypothetical value to be calculated using the date the Participant would, assuming a not for Cause termination on such date, first qualify under the Eligibility Criteria; and

(b)
In the case of a Cash Balance Benefit, the hypothetical value of the Participant’s Cash Balance Account under the Salaried Retirement Plan. Such hypothetical value to be calculated using the date of May 1, 2018 for any Participant that would, assuming a not for Cause termination on such date, qualify under the Eligibility Criteria in Section 3.2 of this Plan.  For any Participant that would fail to qualify under such formula, such hypothetical value to be calculated as of the date the Participant would, assuming a not for Cause termination on such date, first qualify under the Eligibility Criteria.

2.2	Average Monthly Base Salary.

“Average Monthly Base Salary” means the monthly average of the Employee’s Base Salary for the highest 60 of the 120 months immediately preceding the earliest of (i) April 30, 2018, (ii) his or her termination of employment, or (iii) in the case of a Grandfathered Participant, December 31, 2011.  For purposes of determining “Average Monthly Base Salary,” the following provisions shall apply:

(a)
For any month for which the Employee received Base Salary at less than his or her full monthly Base Salary rate, his or her full monthly Base Salary rate last received preceding such month shall be used for such month.

(b)
For any month during which an Employee was on the hourly payroll and subsequent to which the Employee commenced service as a salaried Employee, his or her monthly Base Salary rate immediately following the commencement of such service as a salaried Employee shall be used for such month.

2.3	Average Monthly Incentive Compensation.

“Average Monthly Incentive Compensation” means the amount determined by DIVIDING the total of the highest five of the last ten years of annual incentive awards by the Corporation to an Employee immediately preceding the earliest of (i) April 30, 2018, (ii) his or her termination of employment, or (iii) in the case of a Grandfathered Participant, December 31, 2011 by 60.  The annual incentive amount is to be based on the total annual incentive amount on the date of the award, irrespective of whether any portion of such award is deferred.  Annual incentive awards related to an Employee’s year of retirement are not taken into account.  If an Employee does not have five years of awards, then a $0 award will be used for each year necessary to make a total of five years.  For purposes of calculating Average Monthly Incentive Compensation, annual incentive awards do not include special or one-time payments intended to compensate Employees for specific purposes.

2.4	Average Total Direct Compensation.

“Average Total Direct Compensation” means the sum of Average Monthly Base Salary plus Average Monthly Incentive Compensation.

2.5	Base Salary.

“Base Salary” means the salary paid by the Corporation for a work week of not more than 40 hours, exclusive of any other compensation.

An Employee’s Base Salary for purposes of determining benefits paid under this Plan shall include elective deferrals of Base Salary pursuant to (i) a cash or deferred arrangement under Code Section 401(k) as provided under the Salaried Savings Plan, (ii) an arrangement under Code Section 125 or 132(f)(4); and (iii) the American Axle & Manufacturing Holdings, Inc. Executive Deferred Compensation Plan.

2.6	Board of Directors.

“Board of Directors” means the Board of Directors of American Axle & Manufacturing, Inc. for all references under the Plan except as specifically stated otherwise.

2.7	Cash Balance Benefit.

“Cash Balance Benefit” means the benefit accrued under the Cash Balance portion of the Salaried Retirement Plan.  The American Axle & Manufacturing, Inc. and Affiliated Corporation Salaried Cash Balance Pension Plan was merged into the Salaried Retirement Plan on December 31, 2011.

2.8	Cause.

For purposes of this Agreement, “Cause” shall mean, unless otherwise defined in the employment agreement of the Employee, the termination of the Employee’s employment because of:

(a)	the willful and continued failure or refusal of the Employee to perform the duties reasonably required of him/her by the Corporation;

(b)
the Employee’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) another crime involving dishonesty or moral turpitude or which reflects negatively upon the Corporation or otherwise impairs or impedes its operations;

(c)
the Employee’s engaging in any misconduct, gross negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Corporation or any of its subsidiaries or affiliates;

(d)	the Employee’s material breach of any applicable agreement with or policy of the Corporation or any of its subsidiaries or affiliates; or

(e)	any other willful misconduct by the Employee which is injurious to the financial condition or business reputation of the Corporation or any of its subsidiaries or affiliates.

2.9	Code.

“Code” means the Internal Revenue Code of 1986, as amended.  Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

2.10	Compensation Committee.

“Compensation Committee” means the Compensation Committee of the Board of Directors of American Axle & Manufacturing Holdings, Inc.

2.11	Corporation.

“Corporation” means American Axle & Manufacturing, Inc.

2.12	Credited Service.

“Credited Service” shall have the same meaning as that term is defined in Section 6.2 of the Salaried Retirement Plan for periods of service through (a) December 31, 2006 for all Non-Grandfathered Participants, and (b) December 31, 2011 for Grandfathered Participants.  Credited Service for periods after the December 31, 2006 and December 31, 2011 freeze dates means the period commencing on January 1, 2007 (for Non-Grandfathered Participants) and January 1, 2012 (for Grandfathered Participants) and ending on the earlier of (i) the date of Employee’s death, Disability or termination of employment, or (ii) April 30, 2018.  If an Employee incurs a separation from service and is subsequently rehired by the Corporation, Credited Service shall not include periods of service prior to the most recent rehire date.  Credited Service shall not include any period of service while on the payroll of a non-domestic entity related to the Corporation, unless otherwise provided by the Management Benefits Committee in its discretion.

Notwithstanding any provision of this Plan or the Salaried Retirement Plan to the contrary, a Transitioned Employee (as defined in the Salaried Retirement Plan) shall receive credit for Credited Service with General Motors Corporation for purposes of determining such Employee’s eligibility for benefits under the Plan, but not for purposes of determining the amount of such Employee’s benefit.  For purposes of calculating a benefit under Section 4.1 of this Plan, “Credited Service” shall not include leaves of absence or breaks in service.

Notwithstanding any other provisions of this Section 2.12, Section 2.14(c) or otherwise in this Plan to the contrary, for Participants identified in Exhibit A hereto (“Specified Participant”), for purposes of calculating the applicable benefit under Section 4.1 of the Plan, all service on or before the date listed for each Specified Participant shall be credited as Credited Service with the Corporation only for the number of years shown for that Specified Participant in Exhibit A.  For service after the date listed in Exhibit A for a Specified Participant, any additional Credited Service for that Specified Participant shall be determined in accordance with the Plan.

2.13	Disability.

“Disability” shall mean either of the following: (a) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation.

2.14	Employee.

“Employee” means:

(a)
General Definition.  “Employee” shall mean a regular employee of the Corporation compensated by salary or by commission who is (i) working in the United States, or (ii) a citizen of or domiciled in the United States and who has been or may hereafter be hired in the United States by the Corporation and who is sent out of the United States by the Corporation to work in foreign operations, and whose services, if discontinued, would be discontinued by recalling said employee to the United States and terminating his or her services in the United States and (iii) a nonresident alien receiving income from the Corporation’s United States payroll.

(b)
Temporary, Part-Time and Flexible Service Employees.  The term “Employee” shall not include employees who are classified by the Corporation as (i) Temporary Employees, including per diem employees, (ii) Part-Time Employees, or (iii) Flexible Service Employees.

(c)
Service with Controlled Group Members.  An Employee’s service with non-domestic members of the Corporation’s controlled group (as defined in Code Section 414(b) and (c)) shall be counted for eligibility purposes but not for benefit accrual purposes.

(d)
Leased Employees.  The term “Employee” shall not include any Leased Employee (within the meaning of Code Section 414(n)) or any individual classified as a Leased Employee by the Corporation.  If a Leased Employee later becomes an Employee, service as a Leased Employee shall be counted under this Plan for eligibility purposes.

(e)
Union Employees.  The term “Employee” shall not include employees represented by a labor organization who are covered by a collective bargaining agreement so long as retirement benefits are the subject of good-faith bargaining and so long as the collective bargaining agreement does not expressly provide for participation in this Plan.

(f)
Directors.  The term “Employee” shall not include members of the Board of Directors of American Axle & Manufacturing Holdings, Inc., or of any committee appointed by such board, who are not regular employees of the Corporation.

(g)
Independent Contractors.  The term “Employee” shall not include an independent contractor or any individual classified as an independent contractor by the Corporation regardless of any later classification or reclassification of any such individual as a common law employee of the Corporation.

2.15	ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.16	Final Average Compensation.

“Final Average Compensation” means the annual average of the Employee’s Base Salary plus annual incentive awards from the Corporation for the five consecutive calendar years prior to April 30, 2018 that results in the highest such average for the Participant. Provided that such average will include 2018 calendar year annual compensation to the extent the Employee’s Base Salary for 2018 plus annual incentive award paid prior to April 30, 2018 results in a higher Final Average Compensation for the Employee.  If the Employee has less than five full calendar years of employment prior to April 30, 2018, only his or her full calendar years of employment shall be used to determine the Employee’s Final Average Compensation, except with respect to the 2018 calendar year, for which the Employee’s Base Salary plus annual incentive award paid prior to April 30, 2018 shall be annualized.  Final Average Compensation shall not include certain special payments or one-time payments intended to compensate Employees for specific purposes.

2.17	Frozen Benefit.

“Frozen Benefit” means, in the case of a Grandfathered Participant, his or her accrued benefit under this Plan determined as of December 31, 2011.

2.18	Grandfathered Participant.

The term “Grandfathered Participant” means an individual who (i) was actively employed by the Corporation on December 31, 2006, (ii) was an active Participant in this Plan and in the Salaried Retirement Plan on December 31, 2006, and (iii) if he or she continued in the employ of the Corporation on a full-time basis, was eligible for Early or Normal Retirement under the Salaried Retirement Plan on or before December 1, 2011.

2.19	Health Care Program.

“Health Care Program” means the American Axle & Manufacturing, Inc. group health and welfare benefits plans for salaried employees as such program is amended from time to time.

2.20	Joint and Survivor Annuity.

“Joint and Survivor Annuity” means an immediate annuity which provides a reduced benefit for the life of the Employee with a survivor annuity for the life of the Employee’s Spouse equal to 65% of the amount of the annuity which is payable during the life of the Employee.  The reduced benefit payable for the life of the Employee shall be an amount equal to the benefit otherwise payable to the Employee under Article IV of this Plan multiplied by 95% provided the age of the Employee and his or her Spouse is within five years of each other.  If an Employee’s Spouse is five or more years younger than the Employee, the multiplier of 95% is decreased by 1/2% for each full year over five years that the Spouse is younger than the Employee, and, if such Spouse is five or more years older than the Employee, the multiplier of 95% shall be increased by 1/2%, but not to exceed 100%, for each full year over five years that the Spouse is older than the Employee.  Grandfathered Participants whose benefits are calculated under Section 4.2 shall have the same joint and survivor annuity options available under this Plan as are available under Sections 8.1 and 8.2 of the Salaried Retirement Plan.

2.21	Management Benefits Committee.

“Management Benefits Committee” means the committee appointed pursuant to Section 5.1.

2.22	Non-Grandfathered Participant.

The term “Non-Grandfathered Participant” means any Participant in the Plan who is not a Grandfathered Participant.

2.23	Participant.

“Participant” means an Employee meeting the requirements of Article III.

2.24	Salaried Savings Plan.

“Salaried Savings Plan” means the American Axle and Manufacturing, Inc. Salaried Savings Plan, as such plan is amended from time to time.

2.25	Salaried Retirement Plan.

“Salaried Retirement Plan” means the American Axle & Manufacturing, Inc. Retirement Program for Salaried Employees, as such plan is amended from time to time.

2.26	Specified Employee.

“Specified Employee” means a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof.

2.27	Spouse.

“Spouse” means the legally married husband or wife of an Employee.  The legality of the marriage shall be determined pursuant to the laws of the state in which the Employee is domiciled.

ARTICLE III
PARTICIPATION AND ELIGIBILITY

3.1	Participation.

The Corporation shall designate each Employee who is eligible to participate in the Plan.  Only Employees who are in a select group of management or highly compensated employees (within the meaning of Title I of ERISA) may be designated as eligible to participate in the Plan. Notwithstanding anything herein to the contrary, no person shall be eligible to become a Participant in the Plan on or after April 1, 2018.

3.2	Eligibility for Retirement Benefits.

The Management Benefits Committee shall determine each Employee’s eligibility for benefits under this Plan.

(a)	Eligibility Criteria. To be eligible for a benefit under Section IV of this Plan, an Employee must:

(1)	Prior to April 1, 2018, be defined as Unclassified, as such term is defined by the Corporation;

(2)	Be an active employee of the Corporation or an affiliated entity on his or her date of death, retirement or commencement of his or her Disability;

(3)
As of the date the employment relationship is terminated, (i) be credited with 10 or more years of Credited Service and have attained age 55 at the time of his or her retirement, death or commencement of his or her Disability, (ii) be credited with five or more years of Credited Service and have attained age 60 at the time of his or her retirement, death, or commencement of his or her Disability, or (iii) have attained age 65 at the time of his or her retirement, death, or commencement of his or her Disability; and

(4)	Not have been terminated by the Corporation for Cause.

An individual shall not be deemed to be actively employed if he or she is laid off or on a leave of absence.  The term “retirement” means the date an Employee has terminated employment with the Corporation (or a related entity) due to retirement.  The term “retirement” is intended to constitute a separation from service under Code Section 409A and regulations issued thereunder.

(b)	Non-Grandfathered Participant. A Non-Grandfathered Participant shall, upon meeting the requirements set forth in Section 3.1(a), be eligible for a benefit determined pursuant to Section 4.1.

(c)
Grandfathered Participant.  A Grandfathered Participant who continued in the employ of the Corporation after December 31, 2011 shall, upon meeting the requirements of Section 3.1, be eligible for the greater of:

(1)	his or her benefit determined pursuant to Section 4.1;

(2)	his or her Frozen Benefit under the Basic Benefit formula determined pursuant to Section 4.2 (a); or

(3)
if he or she shall have attained age 62 at the time of his or her retirement , death or commencement of his or her Disability, his or her Frozen Benefit under the Alternative Benefit formula determined pursuant to Section 4.2(c).

3.3	Eligibility for Pre-Retirement Surviving Spouse Benefits.

The Spouse of an Employee who is eligible for a benefit who dies before benefit payments begin will be entitled to receive benefit payments in accordance with Sections 4.3 and 4.4.

ARTICLE IV
BENEFITS

4.1	Current Benefit Formula.

In the case of a Non-Grandfathered Participant retiring on or after December 31, 2006, he or she shall receive a benefit equal to the greater of (i) $250,000 or (ii) 12.5% of his or her Final Average Compensation times the Participant’s years of Credited Service, less the sum of:

(a)
The lump sum Actuarial Equivalent Value of his or her benefits payable pursuant to the Salaried Retirement Plan, including the Cash Balance Benefit, and, if applicable, the Albion Automotive Pension Plan (determined for the Albion Plan as of the date benefits are to commence under this Plan, without further indexing in the future and after conversion to U.S. dollars), and

(b)
The Participant’s AAM Retirement Contribution Account established pursuant to Section 3.2(b) of the Salaried Savings Plan, plus the Participant’s Account established to credit any employer contributions made under the Salaried Savings Plan which replaces or supplements the AAM Retirement Contributions.

With respect to both Section 4.1(a) and Section 4.1(b), the market value of a Participant’s Account(s) shall be determined as of February 9, 2018 or as otherwise set forth on Schedule B hereto.

4.2	Prior Benefit Formula.

In the case of a Grandfathered Participant who retires, dies or becomes disabled after December 31, 2011, such Grandfathered Participant’s benefit shall be the greater of the benefit calculated under Section 4.1 or the Grandfathered Participant’s Frozen Benefit under this Section 4.2.  Service completed after December 31, 2011 shall not be included in calculating Credited Service under this Section 4.2.  Compensation earned after December 31, 2011 shall not be included in calculating Average Monthly Base Salary or Average Total Direct Compensation under this Section 4.2.

(a)
Amount of Basic Benefit.  The Basic Benefit shall, subject to Section 4.2(b), be a monthly benefit equal to 2% of a Participant’s Average Monthly Base Salary (calculated as of December 31, 2011) multiplied by his or her years of Credited Service (calculated as of December 31, 2011), less the sum of:

(1)	All monthly benefits payable to the eligible Employee under the Salaried Retirement Plan, including the Cash Balance Benefit, before reduction for any survivor option, plus

(2)	2% of the eligible Employee’s monthly age 65 primary Social Security benefit multiplied by his or her years of Credited Service.

For purposes of calculating Basic Benefits, the following shall apply:

(i)
The monthly age 65 primary Social Security benefit will be determined and applied to the Basic Benefit formula at death or retirement, regardless of the Employee’s age at death or retirement and regardless of the Employee’s eligibility for Social Security benefits.

(ii)
The monthly age 65 primary Social Security benefit will be determined at death or retirement using the maximum monthly Social Security benefit amount payable at age 65 in the year the Employee retires or dies.

(b)	Rules Applicable to Basic Benefits.

(1)
At age 62 and one month, for those retiring prior to age 62 with a Basic Benefit, the Basic Benefit will not be redetermined when Temporary Benefits or supplements under the Salaried Retirement Plan are reduced or eliminated.

(2)	The “Special” benefit (Part B Medicare reimbursement) paid under the Health Care Plan will not be taken into account in determining any monthly benefit amount payable under Section 4.2(a).

(3)	Post-retirement increases under the Salaried Retirement Plan will not reduce any monthly benefit amount payable under this Section 4.2(a).

(4)
The award or denial of a Social Security disability insurance benefit that affects the monthly amount of benefits payable under the Salaried Retirement Plan will be taken into account in determining any monthly benefit amount payable under Section 4.2(a).  However, any subsequent modification of a Social Security disability insurance benefit will not be taken into account in determining the monthly benefit amount payable under Section 4.2(a).

(c)
Amount of Alternative Benefit.  The Alternative Benefit shall, subject to Section 4.2(d), be a monthly benefit equal to 1.5% of a Participant’s Average Total Direct Compensation (calculated as of December 31, 2011), multiplied by his or her years of Credited Service (determined as of December 31, 2011), less the sum of:

(1)	All monthly benefits determined under the terms of the Salaried Retirement Plan, including the Cash Balance Benefit, before reduction for any survivor option, plus

(2)	100% of the maximum monthly age 65 primary Social Security benefit.

For purposes of calculating Alternative Benefits, the following shall apply:

(i)
Differing time periods over the last 10 years of employment with the Corporation may be used for the blended calculation of Average Monthly Base Salary and Average Monthly Incentive Compensation, both calculated as of December 31, 2011.

(ii)
The monthly age 65 primary Social Security benefit is the monthly age 65 primary Social Security benefit payable in the year of the Employee’s death or retirement, regardless of the Employee’s age at such time and regardless of the Employee’s eligibility for Social Security benefits.

(iii)	The monthly age 65 primary Social Security benefit will not be redetermined for any subsequent Social Security increase.

(d)	Rules Applicable to Alternative Benefits.

(1)	Post-retirement increases under the Salaried Retirement Plan will not reduce any monthly benefit amount payable under Section 4.2(c).

(2)	The “Special” benefit (Part B Medicare reimbursement) payable under the Health Care Program will not be taken into account in determining any monthly benefit amount payable under Section 4.2(c).

(e)
Late Retirement.  If a participant remains employed after attaining age 65, the amount of benefit accrued in a calendar year will be the greater of (i) the benefit determined pursuant to Section 4 but without regard to this Section 4.2(e), or (ii) the accrued benefit at the end of the prior calendar year, actuarially increased to the end of the current calendar year, or, if earlier, to the date of retirement, death or disability.  Actuarial increases for late retirement shall be calculated on the basis of the discount rate and a unisex version of the mortality table used to calculate the Plan’s obligations as disclosed in the Corporation’s audited financial statements for the year ended immediately prior to the year for which the actuarial increase is being calculated.

4.3	Time and Form of Payment of Benefits.

(a)
Lump Sum Payment.  Payments to (i) Non-Grandfathered Participants pursuant to Section 4.1, and (ii) Grandfathered Participants entitled to benefits pursuant to Section 4.1, will be paid in a lump sum payment.  The lump sum payment shall be made six months after the date of the Participant’s separation from service.  If the Participant dies prior to the receipt of his or her benefits pursuant to Section 4.1, the Spouse will receive a death benefit equal to the amount payable to the Participant.  The death benefit shall be payable in one lump sum as soon as practicable after the death of the Participant.  If a Participant is not survived by his Spouse, his or her benefits will be forfeited.  No interest shall accrue on the lump sum payment for the six-month period from the separation of service date to the payment distribution date.

(b)	Annuity Payments to Grandfathered Participants. A Grandfathered Participant entitled to benefits pursuant to Section 4.2 shall have his or her benefits paid in an annuity form as follows:

(1)
Commencement of Benefits.  Benefit payments shall commence as soon as practicable after an Employee separates from service with the Corporation (or a related entity); provided, however, that the portion of a Specified Employee’s benefit that was not vested within the meaning of Code Section 409A on December 31, 2004, may not be paid to the Employee before the date which is six months after the date of separation from service.  A Specified Employee’s annuity for the post-December 31, 2004 benefits shall commence at the beginning of the seventh month following his or her separation from service date and shall include applicable payments for the previous six months.  Any portion of the benefit payments which are deferred for six months shall not be adjusted for interest.

(2)
Single Life Annuity.  Except as provided in Section 4.3(b)(3), or Section 4.3(c), an Employee entitled to a Basic Benefit or an Alternative Benefit will receive his or her benefit in the form of a single life annuity for the Employee’s lifetime.  Notwithstanding the foregoing, benefits are paid in accordance with the Corporation’s payroll cycle for salaried employees and all payments are subject to the restrictions and risk of forfeiture under Section 4.5(a) and (b) and Section 7.6.

(3)	Automatic Survivor Benefit.

(A)
Basic Benefit.  An Employee entitled to a Basic Benefit or Alternative Benefit who has a Spouse who is otherwise eligible for survivor benefits under the Salaried Retirement Plan on the commencement date for benefits under this Plan, will receive his or her benefit determined in the form of a Joint and Survivor Annuity.

(B)
Alternative Benefit.  An Employee who (i) has attained age 62 or such earlier age specified in a special separation program, (ii) has been credited with 10 or more years of Credited Service, and (iii) on the date Alternative Benefits begin, has a Spouse who is otherwise eligible for survivor benefits under the Salaried Retirement Plan on the commencement date for benefits under this Plan, will receive his or her benefit in the form of a Joint and Survivor Annuity.

(C)
Loss of Spouse Due to Death or Divorce.  If an Employee who is receiving a Joint and Survivor Annuity loses his or her Spouse due to death or divorce, the Employee’s Basic or Alternative Benefit, as applicable, will be recalculated on a prospective basis in the form of a single life annuity under Section 4.3(b)(2) assuming the Corporation is notified of such death or divorce within 90 days of such event.  If the Employee subsequently remarries, no Joint and Survivor Annuity is permitted for the Employee and his or her new spouse.

(c)
Exception for Small Benefits.  Notwithstanding anything in this Section 4.3 to the contrary, if, upon separation from service or at any subsequent date during the annuity payment period, the value of the Employee’s Plan benefit, when aggregated with the value of the Employee’s benefit under any other nonqualified non-elective defined benefit plan sponsored by the Corporation or its controlled group members, does not exceed the then-annual limit set forth in Code Section 402(g)(1)(B) ($17,000 in 2012), the Employee’s benefits in all such non-elective defined benefit plans shall be terminated and liquidated in their entirety, in the form of a lump sum cash payment within 90 days following the Employee’s separation from service.

4.4	Pre-Retirement Surviving Spouse Benefit.

(a)
Current Benefit Formula.  The pre-retirement surviving spouse benefit payable pursuant to Section 4.1 to an eligible Spouse shall be equal to the Participant’s benefit calculated pursuant to Section 4.1 and shall be payable in one lump sum payment as soon as administratively practicable following the Participant’s death.

(b)
Prior Benefit Formula.  The pre-retirement surviving spouse benefit payable to the eligible spouse of a Grandfathered Participant pursuant to Section 4.2(a) or (c) shall equal the amount that the Spouse would have been entitled to receive under the Joint and Survivor Annuity if the Employee had retired with an immediate Joint and Survivor Annuity on the day before his death.  In the event that an Employee is eligible for both a Basic Benefit and an Alternative Benefit on his date of death, the Pre-Retirement Surviving Spouse Benefit will equal the Pre-Retirement Surviving Spouse Benefit based on the greater of the Employee’s Basic Benefit or the Employee’s Alternative Benefit.

4.5	Terms and Conditions.

(a)
Benefits Not Guaranteed.  Benefits payable under Article IV are not guaranteed and may be reduced or eliminated at any time, and from time to time, by the Compensation Committee, the Management Benefits Committee or the Board of Directors.  No prior notice is required.

(b)
Forfeiture Upon Termination For Cause.  Notwithstanding any provision in the Plan to the contrary, an Employee whose employment is terminated for Cause shall forfeit all rights to benefits under the Plan.

4.6	Freeze of Accruals.

Notwithstanding anything herein to the contrary, Base Salary, bonuses or other incentive compensation, or other amounts earned for or relating to the period after April 30, 2018 shall not be used in determining benefits under the Plan, and service after April 30, 2018 shall not be considered, deemed to be, or otherwise treated as Credited Service or similar benefit accrual service in determining benefits payable under the Plan.

ARTICLE V
ADMINISTRATION

5.1	Management Benefits Committee.

The Compensation Committee shall appoint a Management Benefits Committee for the Plan.

(a)
Appointment and Removal of Management Benefits Committee.  The Management Benefits Committee shall consist of three or more individuals appointed by, and serving at the discretion of, the Compensation Committee.  A member of the Management Benefits Committee may (i) resign upon 30 days written notice to the Compensation Committee, or (ii) be removed from the Management Benefits Committee at any time at the discretion of the Compensation Committee.

(b)
Decisions by Management Benefits Committee.  The Management Benefits Committee shall act by majority vote either at a meeting of the Management Benefits Committee or by written consent.  Meetings may be attended telephonically.

(c)	Authority. The Management Benefits Committee shall have the following duties and authority under the Plan.

(1)
Compliance.  The Management Benefits Committee shall monitor the performance of the Plan to ensure that the Plan is administered in accordance with its terms and in compliance with applicable law or regulation.

(2)
Discretionary Authority.  The Management Benefits Committee shall have full and exclusive discretionary authority to determine all questions arising in the administration, application and interpretation of the Plan including the authority to correct any defect or reconcile any inconsistency or ambiguity in the Plan and the authority to determine an Employee’s or other individual’s eligibility to receive a benefit from the Plan and the amount of that benefit.  The Management Benefits Committee shall determine all Claims appeals as set forth in Section 6.5 of this Plan and shall have the authority to determine all questions of fact relating to such an appeal.  Any determination by the Management Benefits Committee pursuant to this Section 5.1(c)(2) or the Claims Procedure shall be binding and conclusive on all parties.

(3)	Plan Amendments. The Management Benefits Committee shall have the authority to make Plan amendments as long as such amendments do not have a significant cost impact to the Corporation.

(4)
Adoption of Plan.  The Management Benefits Committee may provide for the adoption of the Plan by an affiliated employer pursuant to such terms and conditions as the Management Benefits Committee, in its discretion, may determine.  The Management Benefits Committee shall have the right to remove an affiliated employer as a Plan sponsor if, in its discretion, it deems such removal to be appropriate.

5.2	Administrator.

The Corporation shall be the Plan Administrator.  The American Axle & Manufacturing, Inc. Corporate Benefits Group shall be the Administrator and act on the Plan Administrator’s behalf and perform the duties of the Plan Administrator as set forth herein.  The Administrator shall administer the Plan in accordance with all applicable laws and regulations and, except as otherwise expressly provided to the contrary herein, shall have all powers and discretionary authority to carry out that obligation.  Specifically, but not by way of limitation, the Administrator shall:

(a)	Procedures and Forms. Establish such administrative procedures and prepare, or cause to be prepared, such forms, as may be necessary or desirable for the proper administration of the Plan;

(b)	Advisors. Retain the services of such consultants and advisors as may be appropriate to the administration of the Plan;

(c)	Claims. Have the discretionary authority to determine all claims filed pursuant to Section 6.2 of this Plan and shall have the authority to determine issues of fact relating to such claim;

(d)	Payment of Benefits. Direct, or establish procedures for, the payment of benefits from the Plan; and

(e)	Plan Records. Maintain, or cause to be maintained, all documents and records necessary or appropriate to the maintenance of the Plan.

5.3	Compensation.

Members of the Management Benefits Committee and the Plan Administrator shall serve without compensation from the Plan for their services as such.

5.4	Agent for Service of Process.

The Administrator shall be the agent for service of process on the Plan.  If the Corporation is the Administrator, the agent for service of process on the Corporation shall be the agent for service of process on the Plan.

5.5	Indemnification.

The Corporation shall indemnify each member of the Compensation Committee, the Management Benefits Committee, the Administrator and individuals employed by, and acting on behalf of, the Plan Administrator from and against any and all claims, losses, damages, expenses and liability arising from their acts or failure to act with regard to the Plan and their duties and obligations as set forth herein unless such acts or omissions are judicially determined to be the result of such individual’s gross negligence, willful misconduct or criminal act.

ARTICLE VI
CLAIMS PROCEDURE

6.1	Filing of Claim.

The Plan Administrator shall provide written notice to any Participant or beneficiary who submits a claim for benefits within 90 days (45 days in case of a disability benefit) of the receipt of the claim, unless special circumstances (which, in the case of disability benefits, must be beyond the control of the Plan) require an extension.  The extension shall not exceed 90 days (30 days in case of a disability benefit) beyond the initial 90-day (or 45-day) period.  If an extension is necessary, the claimant shall receive a notice, before the initial 90-day (or 45-day) period expires, which explains why the extension is necessary and when a decision on the claim is expected.  In the case of a disability benefit, if, prior to the end of the extended review period, the Plan Administrator determines that, due to matters outside the control of the Plan, a decision cannot be rendered within the extension period, the period for making a determination may be extended for an additional 30 days, provided the Plan Administrator notifies the claimant before the expiration of the first extension period of the circumstances requiring the extension and the date the Plan expects to render a decision.  In the case of either the first or second extension of the review period, the notice to the claimant must explain the standards on which entitlement to the benefit is based, the unresolved issues that prevent a decision, and the additional information needed to resolve the issues.  The claimant shall have 45 days within which to provide the specified information.

6.2	Denial of Claim.

The Plan Administrator shall provide, in a written or electronic notice to all claimants who are denied a claim for benefits, the following information written in a manner calculated to be understood by the claimant:

(a)	the specific reason or reasons for denial;

(b)	specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(d)
an explanation of the Plan’s claim review procedures and the time limits applicable to such procedures including a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits;

(e)	a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review; and, if applicable in the case of a disability benefit;

(f)
the specific rule, guideline, protocol or similar criterion (if any) that was relied on in making the benefit determination, or a statement that the rule, guideline, protocol or other similar criterion was relied on and will be provided to the claimant free of charge upon request; and

(g)
if a disability claim, the identity of the medical or vocational experts whose advice was obtained by the Plan Administrator in the process of deciding the claim, regardless of whether the advice was relied upon.

6.3	Appeal.

A claimant whose claim has been denied may request a review of the denial by the Management Benefits Committee by making written application within 90 days (180 days in case of a disability benefit) after the receipt of written notification of a denial of a claim.  The claimant may submit written comments, documents, records and other information relating to the claim for benefits.

6.4	Review of Appeal.

The Management Benefits Committee’s decision on review shall take into account all comments, documents, records and other information submitted as part of the request for review, whether or not submitted as part of the initial benefit determination.  In the case of a disability benefit, the review of a denied claim shall be conducted by a reviewer, which is neither the individual who made the adverse benefit determination nor a subordinate of that individual.  The reviewer shall not give deference to the original adverse determination, and, if the claim denial was based in whole or in part on a medical judgment, shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment, but who was not consulted in connection with the original adverse claim determination, or a subordinate of that individual.

6.5	Decision on Appeal.

The decision on review shall be made within 60 days (45 days in case of a disability benefit) after the receipt of a request for review, unless special circumstances require an extension period.  The extension shall not exceed 120 days (90 days in case of a disability benefit) from the request for review.  If circumstances require an extension, the claimant shall receive a notice before the initial 60-day (or 45-day) period expires, which explains why the extension is necessary and when a decision on review is accepted.  The decision on review shall be provided in a written or electronic notice, shall be written in a manner calculated to be understood by the claimant, and, in the event of an adverse determination, shall include:

(a)	the specific reason or reasons for the adverse determination;

(b)	specific references to pertinent Plan provisions on which the denial is based;

(c)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits;

(d)
for disability benefits, if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination and that a copy will be provided free of charge to the claimant upon request; and

(e)
a statement of the claimant’s right to bring an action under ERISA Section 502(a) and, for disability claims, the following statement:  “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.

ARTICLE VII
MISCELLANEOUS

7.1	No Contract of Employment.

The adoption and maintenance of the Plan shall not be deemed to be a contract between the Corporation and any person or to be consideration for the employment of any person.  Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Corporation or to restrict the right of the Corporation to discharge any person at any time, nor shall the Plan be deemed to give the Corporation the right to require any person to remain in the employ of the Corporation or to restrict any person’s right to terminate his or her employment at any time.

7.2	Non-Assignability of Benefits.

No Employee or other distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable.  Any such attempted assignment or transfer shall be void.  No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant or beneficiary for the payment of any debt judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant or beneficiary hereunder.

7.3	Withholding.

All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required under any applicable local, state or federal law.

7.4	Amendment and Termination.

(a)
Board of Directors.  The Board of Directors shall have the right to amend, in whole or in part, any or all of the provisions of the Plan or to terminate the Plan at any time and without the consent of any other party or person.

(b)
Management Benefits Committee.  The Management Benefits Committee shall have the right, at any time, without the consent of any other party or person, to modify or amend any or all of the provisions of the Plan, but only to the extent provided in Section 5.1(c).

(c)
Limitations.  Except as provided in Section 4.5, no amendment or termination of this Plan shall impair the rights of an Employee to the extent earned as of the date of amendment or termination.  For purposes of this Section 7.4, a Participant’s right to Plan benefits shall not be considered earned until such date as the Employee terminates employment and has begun receiving benefits under the Plan.

7.5	No Fiduciary Relationship Created.

Nothing contained in this Plan, and no action taken pursuant to its provisions by any party hereto, shall create, nor be construed to create, a fiduciary relationship between the Corporation, the Board of Directors, any officers of the Corporation, the Compensation Committee, the Management Benefits Committee and the Employee or any other person.

7.6	Unsecured General Creditor Status of Employee.

(a)
The payments to a Participant, his or her Beneficiary or any other distributee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Corporation; no person shall have nor acquire any interest in any such assets by virtue of the provisions of this Plan.

(b)
The Corporation’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future.  To the extent that the Employee or other distributee acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation; no such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Corporation.

7.7	Severability.

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

7.8	Offset.

The payment of benefits under the Plan will be reduced by the amount (no greater than $5,000 in any calendar year) that a Participant owes the Corporation or any related entity for any reason, including but not limited to benefit or wage overpayments.  The Participant will be relieved of liability in the amount of the reduction following the payment to the Corporation.

7.9	Intent to Comply with IRC Section 409A.

This Plan shall be interpreted and administered, to the extent possible, in a manner that does not result in a “plan failure” within the meaning of IRC Section 409A)(a)(1) of this Plan or any other plan or arrangement maintained by the Corporation.  If a determination is made by the Internal Revenue Service that the benefit of any Participant provided herein is subject to current income taxation under Section 409A of the IRC, such benefit will be immediately distributed to the Participant (or the Participant’s beneficiary) to the extent of such taxable amount.  Notwithstanding any provision of the Plan, no plan modifications or distributions will be allowed or implemented if they would cause a Plan Participant to be subject to tax (including interest and penalties) under IRC Section 409A.

7.10	Governing Laws.

All provisions of the Plan shall be construed in accordance with the laws of Michigan except to the extent preempted by federal law.

7.11	Binding Effect.

This Plan shall be binding on each Participant and his or her heirs and legal representatives and on the Corporation and its successors and assigns.

7.12	Number and Gender.

Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular.  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

7.13	Headings.

The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

7.14	Entire Agreement.

This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

IN WITNESS WHEREOF, the Corporation has adopted this amended and restated Plan on the 10th day of April 2018.

AMERICAN AXLE & MANUFACTURING, INC.

By:	/s/ Terri M. Kemp
Name:	Terri M. Kemp
Title:	Vice President - Human Resources